UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2010

U.S. Natural Nutrients & Minerals, Inc.
(formerly known as America’s Driving Ranges, Inc.)
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-154912	26-2797630
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6430 Medical Center St., Suite 230, Las Vegas, Nevada		89148
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 888-820-2270

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3. 02 Recent Sales of Unregistered Securities

Paul Hait, Dennis Cullison, Henry Casden and Tom Yarbray were each awarded shares of unregistered common stock of the Company by the Board of Directors of the Company to compensate each of them for all of the services to be rendered by them to the Company for calendar year of 2011.  Paul Hait received 2,250,000 shares, Dennis Cullison received 2,500,000 shares, Henry Casden received 2,000,000 shares and Tom Yarbray received 2,000,000 shares.  Such distribution of shares of unregistered common stock of the Company shall be in lieu of any salary or bonus or cash payment for services and is in full consideration of all services to be provided to the Company for calendar year 2011. The Company is unable to pay currently said persons with money for their significant services to the Company and therefore since said persons are willing to accept unregistered common stock subject to certain restrictions which are set forth hereinafter, which will restrict the sale of said unregistered common stock, the Company has agreed with each of said parties to issue them the aforementioned number of shares.  The issuance of said shares shall, in addition to the usual legend set forth on the shares indicating that they have not been registered pursuant to the Securities Act of 1933, there shall also be an additional  restrictive legend which shall provide that the “shares represented by such certificate may not be sold or transferred prior to June 30, 2012, except in the event that the Company is sold or there is a transfer of control of the Company before said date; and provided that the shares may be transferred or sold to an immediate family member for estate planning purposes or otherwise but any such transfer to an immediate family member shall not affect or change the restrictions set forth herein and other than that one time transfer to an immediate family member no other transfers by such immediate family member will be permitted.”  The shares to be issued shall be in lieu of any salary or other compensation for services rendered to the Company by each of the four persons during calendar year 2011.

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. NATURAL NUTRIENTS AND MINERALS, INC.

By: /S/ Paul Hait
Name: Paul Hait
Title:  Chairman of the Board, Secretary and Director

Dated:

January 13, 2011